BORGWARNER Logo                              Immediate Release
                                             Contact:
                                             Mary Brevard
                                             Phone:  312/322-8683

           ROBIN J. ADAMS REJOINS BORGWARNER AS EXECUTIVE VICE PRESIDENT
                   AND CHIEF FINANCIAL AND ADMINISTRATIVE OFFICER

Chicago, Illinois, April 5, 2004 -- BorgWarner Inc. (NYSE: BWA) today announced the appointment of Robin J. Adams to the position of Executive Vice President, Chief Financial Officer and Chief Administrative Officer, effective April 19th. Adams replaces William C. Cline who has acted as Chief Financial Officer of the company. Cline will resume his normal activities as Corporate Vice President and Controller. The position of Chief Administrative Officer is new to BorgWarner.

     Adams, 50, most recently served as Executive Vice President of Finance and Chief Financial Officer for American Axle and Manufacturing, Inc. Prior to that he was with BorgWarner for 13 years, serving as Vice President and Treasurer from 1993 to 1999.

     "We are delighted to welcome Robin back to BorgWarner," said Timothy M. Manganello, Chairman and CEO. "He was part of the team that helped establish this company as a powertrain technology leader and was a valuable team member during our early period of growth. His expanded financial experience in the automotive industry will be a great benefit to us as we continue to implement our growth strategies and develop global operating synergies."

     The functional areas reporting to Adams include accounting, audit, finance, treasury, tax, business development, investor relations and corporate communications, and information technology. These and the company's other corporate functions will be transitioned from Chicago, Illinois, to Auburn Hills, Michigan, over the next year. Adams will be located at BorgWarner's temporary corporate office in Troy, Michigan, prior to the company's headquarters move to Auburn Hills in the spring of 2005.

     He holds a B.A. in Business Administration from North Park University in Chicago and an M.B.A. in Finance from DePaul University in Chicago.

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and VW/Audi. The Internet address for BorgWarner is: http://www.bwauto.com.
For further information contact BorgWarner Corporate
 Communications at 312-322-8500.
# # #
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2003.